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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. ___________)

                               MBT FINANCIAL CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    578877102
                                 (CUSIP Number)

                                DECEMBER 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)



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CUSIP No. 578877102

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     JOHN F. WEAVER

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     NOT APPLICABLE.
     (a)
     (b)

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3.   SEC Use Only

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4.   Citizenship or Place of Organization
     U.S.A.

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Number of Shares           5.    Sole Voting Power
 Beneficially Owned              900,000
 by Each Reporting         -------------------------------------------
 Person With:              6.    Shared Voting Power
                                 0
                           -------------------------------------------
                           7.    Sole Dispositive Power.
                                 900,000
                           -------------------------------------------
                           8.    Shared Dispositive Power
                                 0
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     900,000
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
     NOT APPLICABLE.
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11.  Percent of Class Represented by Amount in Row (9)
     5.14%
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12.  Type of Reporting Person (See Instructions)
     IN


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ITEM 1.

            (a)            Name of Issuer: MBT FINANCIAL CORP.
            (b) Address of Issuer's Principal Executive Offices 102 E. FRONT STREET, MONROE, MI 48161

ITEM 2.

            (a)            Name of Person Filing: JOHN F. WEAVER
            (b)            Address of Principal Business Office or, if none,
                           Residence
                           305 W. ELM AVE., MONROE, MI 48162
            (c)            Citizenship: U.S.A.
            (d)            Title of Class of Securities: COMMON STOCK
            (e)            CUSIP Number: 578877102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)            [ ]    Broker or dealer registered under section 15
                                  of the Act (15 U.S.C. 78o).
            (b)            [ ]    Bank as defined in section 3(a)(6) of the Act
                                  (15 U.S.C. 78c).
            (c)            [ ]    Insurance company as defined in section
                                  3(a)(19) of the Act (15 U.S.C. 78c).
            (d)            [ ]    Investment company registered under section
                                  8 of the Investment Company Act of 1940 (15
                                  U.S.C 80a-8).
            (e)            [ ]    An investment adviser in accordance with
                                  Section 240.13d-1(b)(1)(ii)(E);
            (f)            [ ]    An employee benefit plan or endowment fund
                                  in accordance with Section
                                  240.13d-1(b)(1)(ii)(F);
            (g)            [ ]    A parent holding company or control person in
                                  accordance with Section
                                  240.13d-1(b)(1)(ii)(G);
            (h)            [ ]    A savings associations as defined in Section
                                  3(b) of the Federal Deposit Insurance Act
                                  (12 U.S.C. 1813);
            (i)            [ ]    A church plan that is excluded from the
                                  definition of an investment company under
                                  section 3(c)(14) of the Investment Company Act
                                  of 1940 (15 U.S.C. 80a-3);
            (j)            [ ]    Group, in accordance with Section
                                  240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.


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Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)            Amount beneficially owned:
                           900,000
            (b)            Percent of class:
                           5.14%
            (c)            Number of shares as to which the person has:
                           (i)    Sole power to vote or to direct the vote
                                  900,000
                           (ii)   Shared power to vote or to direct the vote
                                  0
                           (iii) Sole power to dispose or to direct the disposition of
                                  900,000
                           (iv) Shared power to dispose or to direct the disposition of
                                  0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS - NOT APPLICABLE.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON - NOT APPLICABLE.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY - NOT APPLICABLE.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP - NOT APPLICABLE.
ITEM 9.      NOTICE OF DISSOLUTION OF GROUP - NOT APPLICABLE.


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ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




















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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2004                    /s/ John F. Weaver
-----------------                    ----------------------------
Date                                 Signature

                                     John F. Weaver
                                     ----------------------------
                                     Name/Title